ALIGN TECHNOLOGY, INC.
2005 INCENTIVE PLAN
(as amended and restated May 17, 2023)
1.Purposes of the Plan. The purposes of this Plan are:
•to attract and retain the best available personnel for positions of substantial responsibility,
•to provide incentives to individuals who perform services to the Company, and
•to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, SARs, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.
2.Definitions. As used herein, the following definitions will apply:
(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.
(c)“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
(d)“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, SARs, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.
(e)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)“Board” means the Board of Directors of the Company.
(g)“Change in Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent

(50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(h)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or Treasury Regulation promulgated thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(i)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Align Technology, Inc., a Delaware corporation, or any successor thereto.
(l)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a

Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(m)“Director” means a member of the Board.
(n)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(o)“Employee” means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced.
(r)“Fair Market Value” means, as of any date, the value of Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock as the Administrator may determine in good faith.
(s)“Fiscal Year” means the fiscal year of the Company.
(t)“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(u)“Inside Director” means a Director who is an Employee.
(v)“Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company or its Affiliates, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company or its Affiliates in a material manner. The foregoing definition will not in any way preclude or restrict the right of the Company or its Affiliates to discharge or dismiss any Participant for any other acts or omissions, but such other acts or omissions will not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.
(w)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(x)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(y)“Option” means a stock option granted pursuant to the Plan.
(z)“Outside Director” means a Director who is not an Employee.
(aa)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ab)“Participant” means the holder of an outstanding Award.
(ac)“Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.
(ad)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 11.
(ae)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.
(af)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(ag)“Plan” means this 2005 Incentive Plan, as may be amended from time to time.

(ah)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.
(ai)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 10. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(aj)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(ak)“Securities Act” means the Securities Act of 1933, as amended.
(al)“Section 16(b)” means Section 16(b) of the Exchange Act.
(am)“Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as may be amended from time to time.
(an)“Service Provider” means an Employee, Director or Consultant.
(ao)“Share” means a share of the Common Stock, as adjusted in accordance with Section 17 of the Plan.
(ap)“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.
(aq)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan.
(a)Stock Subject to the Plan. Subject to the provisions of Section 17 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 32,168,895 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.
(b)Full Value Awards. Any Shares subject to Options or SARs will be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Shares subject to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units with a per Share or unit purchase price lower than 100% of Fair Market Value on the date of grant that were granted prior to May 16, 2013, will be counted against the numerical limits of this Section 3 as one and one-half (1 ½) Shares for every one (1) Share subject thereto. To the extent that a Share that was subject to an Award that counted as one and one-half (1 ½) Shares against the

Plan Share reserve pursuant to the preceding sentence is recycled back into the Plan under Section 3(c) below, the Plan will be credited with one and one-half (1 ½) Shares.
Any Shares subject to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units with a per Share or unit purchase price lower than 100% of Fair Market Value on the date of grant that were granted on or after May 16, 2013, will be counted against the numerical limits of this Section 3 as one and nine-tenths (1.9) Shares for every one (1) Share subject thereto. To the extent that a Share that was subject to an Award that counted as one and nine-tenths (1.9) Shares against the Plan Share reserve pursuant to the preceding sentence is recycled back into the Plan under Section 3(c) below, the Plan will be credited with one and nine-tenths (1.9) Shares.
(c)Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full or, with respect to an Award of Restricted Stock Units, Performance Units or Performance Shares, is terminated due to failure to vest, the unpurchased Shares (or for Awards other than Options or SARs, the unissued Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon the exercise of a SAR settled in Shares, the gross number of Shares covered by the portion of the Award so exercised (i.e., Shares actually issued pursuant to a SAR, as well as the Shares that represent payment of the exercise price and any applicable tax withholdings) will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 17, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 3(c).
(d)Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.Administration of the Plan.

(a)Procedure.
(i)Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
(b)Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)to determine the Fair Market Value;
(ii)to select the Service Providers to whom Awards may be granted hereunder;
(iii)to determine the number of Shares to be covered by each Award granted hereunder;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)subject to Section 6, to modify or amend each Award (subject to Section 22(c) of the Plan) including, without limitation, the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;
(ix)to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 18;
(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;
(xii)to grant in addition to the incentives described in Sections 7, 8, 9, 10, and 11 below, other incentives payable in cash or Shares under the Plan as determined by the Administrator to be in the best interests of the Company and subject to any terms and conditions the Administrator deems advisable; and
(xiii)to make all other determinations deemed necessary or advisable for administering the Plan.
(c)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
(d)No Liability. Under no circumstances will the Company, its Affiliates, the Administrator, or the Board incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, the Administrator’s or the Board’s roles in connection with the Plan.
5.Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or any Parent or Subsidiary of the Company.
6.Limitations.
(a)No Exchange Program. Notwithstanding the powers of the Administrator set forth herein, the Administrator may not institute an Exchange Program.

(b)Dividends. Dividends or other distributions payable with respect to Shares subject to Awards will not be paid before and unless the underlying Shares vest. No dividends or other distributions will be paid with respect to Shares that are subject to unexercised Options or Stock Appreciation Rights.
(c)Minimum Vesting Requirements.
(i)General. Except as specified otherwise in Section 6(c)(ii), no portion of an Award will vest earlier than the 1-year anniversary of the Award’s date of grant, unless the vesting of the Award is accelerated pursuant to a Change in Control, certain terminations of a Participant’s status as a Service Provider on or after a Change in Control, a Participant’s death, or a Participant’s Disability (each, an “Acceleration Event”).
(ii)Exception to Minimum Vesting Requirements. Awards that result in issuing up to 5% of the maximum aggregate number of Shares authorized for issuance under the Plan (the “5% Limit”) may be granted to any one or more Employees or Outside Directors without respect to the minimum vesting requirements set forth in Section 6(c)(i). All Awards that have their vesting discretionarily accelerated (except if accelerated pursuant to an Acceleration Event) are subject to the 5% Limit. For purposes of clarification, the Administrator may accelerate the vesting of any Award pursuant to an Acceleration Event without such vesting acceleration counting toward the 5% Limit. The 5% Limit applies in the aggregate to Awards that do not satisfy the minimum vesting requirements set forth in Section 6(c)(i) and to the discretionary vesting acceleration of Awards as specified in this Section 6(c)(ii).
(d)Grant Limits.
(i)Other Cash or Stock Awards. In any Fiscal Year, a Participant will not receive a cash Award under Section 12 in excess of $5,000,000.
(ii)Outside Director Award Limitations. No Outside Director may be granted in any Fiscal Year Awards that exceed the lesser of (i) Awards covering 100,000 Shares or (ii) Awards with a grant date fair value (determined in accordance with GAAP) of greater than $1,000,000. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, shall not count for purposes of this limitation. The foregoing limitation will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 17.
7.Stock Options. Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(a)Limitations.
(i)Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonstatutory Stock Options. For purposes of this Section 7(a), Incentive Stock Options will be taken into account in the order in which they were granted. The fair market value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(b)Term of Option. The term of each Option will be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement as determined by the Administrator in its sole discretion. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)Option Exercise Price and Consideration.
(i)Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)In the case of an Incentive Stock Option
(A)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.
(B)granted to any Employee other than an Employee described in paragraph (1) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.
(2)In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant.

(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)Option Agreement. Each Option grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the acceptable forms of consideration for exercise (which may include any form of consideration permitted by Section 7(c)(iv), the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(iv)Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.
(d)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 17 of the Plan.
(ii)Termination of Relationship as a Service Provider other than Death, Disability or Misconduct. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as a result of the Participant’s death, Disability or Misconduct, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
8.Restricted Stock.

(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
(c)Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
9.Stock Appreciation Rights.
(a)Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)Number of Shares. Subject to Section 6, the Administrator will have complete discretion to determine the number of SARs granted to any Participant.
(c)Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, provided, however, that the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing provisions of this Section 9(c), Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and the Treasury Regulations thereunder.
(d)SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)Expiration of SARs. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than seven (7) from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 7(d) also will apply to SARs.
(f)Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)The number of Shares with respect to which the SAR is exercised.
At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.Restricted Stock Units.
(a)Grant. Subject to the terms of the Plan, Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)Vesting Criteria and Other Terms. Subject to the terms of the Plan, the Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued

employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(c)Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed.
(d)Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will not reduce the number of Shares available for grant under the Plan.
(e)Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and become available for grant under the Plan.
11.Performance Units and Performance Shares.
(a)Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant.
(b)Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)Performance Objectives and Other Terms. Subject to the terms of the Plan, the Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based on the achievement of Company-wide, divisional, business unit, or individual goals

(including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period, or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
12.Other Cash or Stock Awards. In addition to the incentives described in Sections 7 through 11 above, and subject to the terms of the Plan, the Administrator may grant other incentives payable in cash or Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.
13.Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral of Awards will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

14.Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise and except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
15.Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary, an Award may not be transferred to a financial institution for value.
16.Termination of Relationship as a Service Provider due to Misconduct. If a Participant ceases to be a Service Provider due to his or her Misconduct or should a Participant engage in Misconduct while holding an outstanding Award, then all Awards that the Participant then holds will immediately terminate and the Participant will have no further rights with respect to such Awards. Upon such a termination, the Shares covered by the Awards that so terminate will revert to the Plan.
17.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share and unit limits set forth in Sections 3 and 6.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)Change in Control. In the event of a merger of the Company with or into another corporation or other entity, or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.
In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), (and for the avoidance of doubt, notwithstanding the vesting limitations under Section 6) the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights that are not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Shares/Units not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
With respect to Awards granted to Outside Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.
For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
Notwithstanding anything in this Section 17(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance objectives will not be considered assumed if the Company or its successor modifies any of such performance objectives without the Participant’s consent; provided, however, a modification to such performance objectives only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 17(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A of the Code and if the change in control definition contained in the Award Agreement or other agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A of the Code, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A of the Code without triggering any penalties applicable under Section 409A of the Code.
18.Tax Withholding.

(a)Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy U.S. federal, state, and local, non-U.S., and other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
(b)Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents; (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion; (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (v) such other consideration and method of payment for the meeting of tax withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws; or (vi) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
19.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company, or Parent or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
20.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
21.Term of Plan. Subject to Section 25 of the Plan, this Plan as adopted by the Board in its amended and restated form will become effective as of the date of the Company’s 2023 Annual Meeting of Stockholders and will continue in effect for a term ending on the ten (10) year anniversary of such meeting, unless terminated earlier under Section 22 of the Plan.
22.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Without limiting the foregoing sentence, the number of Shares available under the Plan pursuant to Section 3 herein may not be increased without approval of the Company’s stockholders, except as provided in Section 3.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
23.Conditions Upon Issuance of Shares.
(a)Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
24.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary to or advisable for the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
25.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.